Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS AND CONTINUED GROWTH IN ALL
KEY PERFORMANCE MEASURES
Las Vegas, Nevada, August 3, 2005–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2005 second quarter financial results, which set all-time second quarter records for consolidated net revenues, operating income, EBITDA, net income and earnings per share.
Second Quarter Highlights
•	Consolidated net revenues of $238.9 million, representing an increase of $28.9 million, or 13.7%, over the second quarter of 2004.

•	Consolidated operating income of $42.2 million, an increase of $3.1 million, or 8.0%, from the prior-year second quarter.

•	Consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $63.1 million, representing an increase of $6.2 million, or 10.9%, over the second quarter of 2004.

AMERISTAR FINANCIAL RESULTS
ADD ONE
•	Consolidated net income of $16.7 million, up $1.6 million, or 10.9%, from the second quarter of 2004.

•	Diluted earnings per share of $0.29, compared to $0.27 for the second quarter of 2004. Analysts’ latest consensus estimate for the second quarter, as reported by Thomson First Call, was $0.30. Our previously issued earnings guidance for the second quarter of 2005 indicated a range of $0.275 to $0.295 per share.

•	A 2-for-1 split of our common stock resulted in a June 20, 2005 distribution of one additional share of common stock for each share held of record as of the close of business on June 6, 2005. All share and per-share information in this press release gives effect to the stock split.

•	On May 2, 2005, our Board of Directors declared a quarterly cash dividend of $0.078125 per share, which was paid to stockholders of record as of June 6, 2005.

•	During the second quarter of 2005, we prepaid $30.0 million of long-term debt, further improving our total debt leverage ratio (as defined in our senior credit agreement) from 3.29:1 at December 31, 2004 to 2.98:1 at June 30, 2005.

•	We were the leader in market share (based on gross gaming revenues) in our St. Charles, Kansas City, Council Bluffs, Vicksburg and Jackpot markets during the second quarter of 2005, while reducing our consolidated promotional allowances as a percentage of casino revenues by 1.1 percentage points from the second quarter of 2004 to the same period in 2005.

AMERISTAR FINANCIAL RESULTS
ADD TWO
     Craig H. Neilsen, Chairman and CEO, stated: “Our record second quarter financial results are a testament to the strength of Ameristar’s brand and our core operating strategies. We continued to improve upon the financial successes of prior years by setting new second quarter records for net revenues, operating income, EBITDA, net income and earnings per share. Our strong financial performance positions the Company to grow further through both internal and external development opportunities. In addition, we believe our recent stock split increases the liquidity of our shares and makes them attractive to a broader range of investors.”
Financial Results
     Net Revenues
     Consolidated net revenues for the second quarter of 2005 were $238.9 million, an increase of 13.7% compared to the second quarter of 2004. All of our properties improved in net revenues, with increases of 11.3% at Ameristar Council Bluffs, 10.9% at Ameristar Vicksburg, 7.0% at Ameristar Kansas City, 5.6% at the Jackpot Properties and 3.6% at Ameristar St. Charles. Mountain High, which we acquired on December 21, 2004, contributed $13.9 million in net revenues during the second quarter of 2005.
     For the quarter, Ameristar Council Bluffs, Ameristar Kansas City and Ameristar Vicksburg improved their market leadership positions to 43.4%, 36.9% and 46.6%, respectively, with increases of 2.6, 2.1 and 0.9 percentage points, respectively, over the prior-year second quarter. Ameristar Council Bluffs benefited from construction disruption and a reduced number of available slot machines at the competing racetrack

AMERISTAR FINANCIAL RESULTS
ADD THREE
casino. Ameristar St. Charles maintained its market share leadership position with 31.6% of the market, despite a 1.1 percentage point decrease from the second quarter of 2004 mostly resulting from a major facility expansion at the property’s primary competitor that was completed in the third quarter of 2004. Ameristar St. Charles has led the St. Louis market for nine of the last 11 quarters.
     Led by a $29.2 million (15.7%) increase in slot revenues, consolidated casino revenues for the second quarter of 2005 increased $29.8 million, or 14.1%, from the second quarter of 2004. Mountain High contributed $14.3 million to casino revenues during the second quarter of 2005. We believe that the growth in slot revenues at our other properties has been driven by our complete implementation of coinless slot technology at our Ameristar-branded properties and our successful slot mix strategy, which includes the continued upgrade of popular new-generation, low-denomination slot machines. We further believe casino revenues increased in part as a result of our continued successful implementation of our targeted marketing programs, as evidenced by a 7.4% increase in rated play at our Ameristar-branded properties from the second quarter of 2004.
     Food and beverage revenues increased $2.3 million (8.2%) over the prior-year second quarter. The increase was mostly attributable to the acquisition of Mountain High, which contributed $1.9 million in additional food and beverage revenues during the second quarter of 2005.

AMERISTAR FINANCIAL RESULTS
ADD FOUR
     Room revenues decreased 7.7%, from $6.7 million in the second quarter of 2004 to $6.2 million in 2005. The $0.5 million decrease was primarily due to reduced room capacity as a result of the ongoing renovation of the hotel rooms at Ameristar Kansas City, which is expected to be completed in the third quarter of 2005, and the hotel room renovation project at Ameristar Council Bluffs, which was completed in May 2005.
     Operating Income and EBITDA
     In the second quarter of 2005, consolidated operating income increased $3.1 million, or 8.0%, to $42.2 million. Consolidated operating income margin decreased 0.9 percentage point from the prior-year second quarter, to 17.7%. Consolidated EBITDA increased 10.9% to $63.1 million compared to the second quarter of 2004. However, consolidated EBITDA margin in the second quarter of 2005 decreased from 27.1% to 26.4%.
     The growth in consolidated operating income and consolidated EBITDA was principally driven by the increase in revenues noted above and the continued concentration on cost-containment initiatives related to marketing and food and beverage operations. The factors described below should also be considered in evaluating the performance of the specified properties.
     Despite the major facility expansion by our St. Charles property’s primary competitor that has created a more competitive environment and resulted in increased promotional expenses, Ameristar St. Charles experienced only a 0.7 percentage point decrease in operating income margin compared to the prior-year second quarter.

AMERISTAR FINANCIAL RESULTS
ADD FIVE
     Ameristar Council Bluffs increased second quarter operating income by $1.7 million, or 13.0%, and second quarter EBITDA by $1.8 million, or 11.7%, compared to the prior-year period. The substantial increase in revenues at our Council Bluffs property from the prior-year period enabled the property to maintain a relatively flat EBITDA margin notwithstanding a 2.0 percentage point increase in the Iowa tax rate on gaming revenues of riverboat casinos, which became effective July 1, 2004.
     Mountain High provided $0.7 million of operating income and $2.2 million of EBITDA in the second quarter of 2005. However, significant construction disruption related to the casino expansion project currently underway negatively affected Mountain High’s operating results during the second quarter, and we expect the disruption to increase for the remainder of this year.
     Consolidated operating income, EBITDA and the related margins were negatively impacted by a $4.3 million increase in health benefit costs at our operating properties attributable primarily to greater large claim payments. Consolidated operating income was also affected by an increase in depreciation expense. Depreciation and amortization expense increased $3.1 million (17.3%) over the second quarter of 2004, primarily due to the increase in our depreciable assets resulting from the purchase of new-generation, low-denomination slot product and $1.4 million in depreciation expense relating to Mountain High.

AMERISTAR FINANCIAL RESULTS
ADD SIX
     Corporate expense increased $2.4 million compared to the prior-year second quarter. The increase in corporate expense was primarily the result of expanded development activities and the addition of corporate staff to position us for future growth. The increase in development-related costs was mostly attributable to our ongoing pursuit of a gaming license in Pennsylvania.
     Net Income and Diluted Earnings Per Share
     For the second quarter of 2005, net income increased 10.9% to $16.7 million, from $15.0 million for the second quarter of 2004. Diluted earnings per share were $0.29 in the quarter ended June 30, 2005, compared to $0.27 in the corresponding prior-year quarter. Average diluted shares outstanding increased over the prior-year quarter, in large part due to the substantial increase in our stock price that resulted in increased dilution from in-the-money stock options. The increase in average diluted shares adversely impacted diluted earnings per share by $0.01 in the second quarter of 2005. Net interest expense increased $1.4 million, or 10.3%, over the 2004 second quarter, due primarily to a 0.6 percentage point rise in our average interest rate and an increase in our long-term debt level resulting from the $115.0 million borrowed in December 2004 to acquire Mountain High. For the quarter ended June 30, 2005, other non-operating expenses included a $0.6 million loss on disposal of assets related to our Kansas City hotel renovation project.
     Our effective income tax rate for the quarter ended June 30, 2005 decreased to 37.4% from 40.0% for the quarter ended June 30, 2004, due primarily to a decrease in our effective state income tax rate.

AMERISTAR FINANCIAL RESULTS
ADD SEVEN
Liquidity and Capital Resources
     Our financial position remains strong, with approximately $83.1 million of cash and cash equivalents and $69.3 million of available borrowing capacity under our senior credit facilities as of June 30, 2005. During the second quarter of 2005, we reduced our long-term debt by approximately $30.9 million, due primarily to $26.0 million of prepayments under our senior credit facilities and a $4.0 million prepayment of debt related to Ameristar Vicksburg. At June 30, 2005, our total debt was $733.5 million, representing a decrease of $32.8 million from December 31, 2004.
     Capital expenditures for the 2005 second quarter totaled $48.6 million, which included the continued acquisition of new-generation, low-denomination slot machines, the hotel room renovations at our Council Bluffs and Kansas City properties, the capital improvement projects underway at Mountain High and the implementation of information technology solutions to enhance our operating capabilities.
     In order to fully seize the opportunities we are presented with in the Black Hawk market, we are currently considering expanding the scope of our planned capital improvements to the Mountain High property. As a result, we have not yet completed a definitive project budget or schedule for the hotel; however, we expect to begin construction of the hotel in the fourth quarter of 2005. Planned improvements to the gaming and non-gaming areas of the property are now expected to be completed in the second quarter of 2006. At that time, we plan to rebrand the property under the “Ameristar” name.

AMERISTAR FINANCIAL RESULTS
ADD EIGHT
Outlook
     Based on our preliminary results of operations for July 2005 and our outlook for the remainder of the quarter, we currently estimate operating income of $42 million to $44 million, EBITDA of $64 million to $66 million (given anticipated depreciation expense of $22 million), interest expense of $15 million and diluted earnings per share of $0.30 to $0.32 for the third quarter of 2005.
     Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.
Conference Call
     We will hold a conference call to discuss our second quarter results and guidance for the third quarter at 5:00 p.m. Eastern Time on August 3, 2005. The call can be accessed live by calling (800) 500-0311. It can be replayed until August 11, 2005 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 4630394. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in About Ameristar/Investor Relations under the Quarterly Results Conference Calls section.

AMERISTAR FINANCIAL RESULTS
ADD NINE
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1. Business — Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings.

AMERISTAR FINANCIAL RESULTS
ADD TEN
Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Mountain High in Black Hawk, Colorado (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR FINANCIAL RESULTS
ADD ELEVEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
REVENUES:
Casino	$241,692	$211,904	$484,059	$427,214
Food and beverage	30,509	28,198	60,796	57,246
Rooms	6,225	6,746	11,958	13,060
Other	6,348	5,756	11,938	11,415

	284,774	252,604	568,751	508,935
Less: Promotional allowances	45,906	42,599	89,774	84,567

Net revenues	238,868	210,005	478,977	424,368

OPERATING EXPENSES:
Casino	108,031	94,830	213,554	190,948
Food and beverage	16,324	15,692	32,111	31,028
Rooms	1,762	1,581	3,261	3,206
Other	3,987	3,301	7,787	6,492
Selling, general and administrative	45,312	37,703	91,518	76,235
Depreciation and amortization	20,875	17,796	41,693	35,128
Impairment loss on assets held for sale	347	—	540	95

Total operating expenses	196,638	170,903	390,464	343,132
Income from operations	42,230	39,102	88,513	81,236
OTHER INCOME (EXPENSE):
Interest income	229	78	348	88
Interest expense, net	(15,210)	(13,788)	(30,471)	(29,223)
Loss on early retirement of debt	(184)	(224)	(184)	(470)
Other	(451)	(140)	(1,138)	(97)

INCOME BEFORE INCOME TAX PROVISION	26,614	25,028	57,068	51,534
Income tax provision	9,960	10,009	21,184	20,614

NET INCOME	$16,654	$15,019	$35,884	$30,920

EARNINGS PER SHARE:
Basic	$0.30	$0.28	$0.65	$0.57

Diluted	$0.29	$0.27	$0.63	$0.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	55,682	54,088	55,459	53,848

Diluted	57,265	55,720	57,089	55,454

AMERISTAR FINANCIAL RESULTS
ADD TWELVE
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Consolidated cash flow information
Net cash provided by operating activities	$62,489	$61,126	$112,411	$96,205
Net cash used in investing activities	(46,303)	(29,129)	(79,869)	(50,161)
Net cash used in financing activities	(34,048)	(21,269)	(35,992)	(34,586)

Net revenues
Ameristar St. Charles	$71,517	$69,009	$144,161	$140,449
Ameristar Kansas City	61,051	57,038	123,574	114,640
Ameristar Council Bluffs	47,262	42,473	93,625	84,827
Ameristar Vicksburg	28,846	26,010	58,643	54,925
Jackpot Properties	16,335	15,475	30,868	29,527
Mountain High (1)	13,857	—	28,106	—

Consolidated net revenues	$238,868	$210,005	$478,977	$424,368

Operating income (loss)
Ameristar St. Charles	$16,449	$16,346	$34,041	$35,767
Ameristar Kansas City	11,794	10,794	26,208	21,376
Ameristar Council Bluffs	14,529	12,854	27,895	25,071
Ameristar Vicksburg	7,606	6,021	16,884	14,731
Jackpot Properties	2,598	2,209	4,930	3,554
Mountain High (1)	735	—	3,009	—
Corporate and other	(11,481)	(9,122)	(24,454)	(19,263)

Consolidated operating income	$42,230	$39,102	$88,513	$81,236

EBITDA (2)
Ameristar St. Charles	$22,984	$22,240	$47,044	$47,283
Ameristar Kansas City	16,817	15,322	36,411	30,553
Ameristar Council Bluffs	17,542	15,700	33,834	30,571
Ameristar Vicksburg	10,620	8,847	22,822	20,303
Jackpot Properties	3,665	3,161	7,153	5,412
Mountain High (1)	2,155	—	5,800	—
Corporate and other	(10,678)	(8,372)	(22,858)	(17,758)

Consolidated EBITDA	$63,105	$56,898	$130,206	$116,364

AMERISTAR FINANCIAL RESULTS
ADD THIRTEEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Operating income margins (3)
Ameristar St. Charles	23.0%	23.7%	23.6%	25.5%
Ameristar Kansas City	19.3%	18.9%	21.2%	18.6%
Ameristar Council Bluffs	30.7%	30.3%	29.8%	29.6%
Ameristar Vicksburg	26.4%	23.1%	28.8%	26.8%
Jackpot Properties	15.9%	14.3%	16.0%	12.0%
Mountain High (1)	5.3%	—	10.7%	—
Consolidated operating income margin	17.7%	18.6%	18.5%	19.1%

EBITDA margins (2)
Ameristar St. Charles	32.1%	32.2%	32.6%	33.7%
Ameristar Kansas City	27.5%	26.9%	29.5%	26.7%
Ameristar Council Bluffs	37.1%	37.0%	36.1%	36.0%
Ameristar Vicksburg	36.8%	34.0%	38.9%	37.0%
Jackpot Properties	22.4%	20.4%	23.2%	18.3%
Mountain High (1)	15.6%	—	20.6%	—
Consolidated EBITDA margin	26.4%	27.1%	27.2%	27.4%

(1)	We acquired Mountain High on December 21, 2004, and operating results are included only since the acquisition date.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(3)	Operating income margin is operating income as a percentage of net revenues.

AMERISTAR FINANCIAL RESULTS
ADD FOURTEEN
RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Ameristar St. Charles:
Operating income	$16,449	$16,346	$34,041	$35,767
Depreciation and amortization	6,535	5,894	13,003	11,516

EBITDA	$22,984	$22,240	$47,044	$47,283

Ameristar Kansas City:
Operating income	$11,794	$10,794	$26,208	$21,376
Depreciation and amortization	5,023	4,528	10,203	9,177

EBITDA	$16,817	$15,322	$36,411	$30,553

Ameristar Council Bluffs:
Operating income	$14,529	$12,854	$27,895	$25,071
Depreciation and amortization	3,013	2,846	5,939	5,500

EBITDA	$17,542	$15,700	$33,834	$30,571

Ameristar Vicksburg:
Operating income	$7,606	$6,021	$16,884	$14,731
Depreciation and amortization	3,014	2,826	5,938	5,572

EBITDA	$10,620	$8,847	$22,822	$20,303

Jackpot Properties:
Operating income	$2,598	$2,209	$4,930	$3,554
Depreciation and amortization	1,067	952	2,223	1,858

EBITDA	$3,665	$3,161	$7,153	$5,412

Mountain High:
Operating income	$735	$—	$3,009	$—
Depreciation and amortization	1,420	—	2,791	—

EBITDA	$2,155	$—	$5,800	$—

Corporate and other:
Operating loss	$(11,481)	$(9,122)	$(24,454)	$(19,263)
Depreciation and amortization	803	750	1,596	1,505

EBITDA	$(10,678)	$(8,372)	$(22,858)	$(17,758)

Consolidated:
Operating income	$42,230	$39,102	$88,513	$81,236
Depreciation and amortization	20,875	17,796	41,693	35,128

EBITDA	$63,105	$56,898	$130,206	$116,364

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